Exhibit 10.19

OFFER LETTER

July 15, 2004

Mr. Rupesh Shah
6800 North Dale Mabry Highway
Suite 268
Tampa, FL 33614

Dear Rupesh:

We have enjoyed and greatly value our business relationship with you, and your contributions to WellCare, to date. Accordingly, we are delighted to extend to you an offer to continue your employment with us. This offer represents our sincere interest in you as a continuing key contributor to our growth and leadership in the industry.

On behalf of Comprehensive Health Management, Inc. (the “Company”), a member of the WellCare group of companies, this letter will confirm our offer of continued employment by the Company on the following terms:

Position: Your new position with the Company will be Senior Vice President, Marketing Expansion, and you will report directly to the Chief Executive Officer or his designee.

Location: Your principal place of employment will continue to be our Tampa, Florida location, but you will be expected to undertake reasonable business travel, including to our locations in New York, Connecticut, Illinois, Indiana and other territories in which we operate in the future.

Salary: You will receive salary at an annual rate of $275,000, payable bi-weekly on week in arrears.

Annual Bonus: You will be eligible to be considered for an annual bonus, and your potential bonus amount will be determined on a basis consistent with that of the Company’s other senior executives generally. However, the amount of this potential annual bonus (if any) depends on your individual performance and the performance of the Company, as determined by the Company and as may be paid in the Company’s sole discretion. You must be employed on the bonus payment date in order to be eligible.

Success Bonus: Upon the approval of the service area or market expansion applications for marketing and enrollment for Medicare members in three markets (other than markets in Florida and New York), you will be paid one-time success bonus of $62,000.

Equity Distribution: In addition to the options granted to you as of September 30, 2003 and May 12, 2004, you will be granted options to purchase 50,000 shares of stock or other equity securities of the parent entity of the WellCare companies, subject to appropriate adjustment based on any reorganization, recapitalization, stock split or similar event that may occur prior to the grant date. The exercise price for these options would be the price at which shares of stock are offered for sale to the public pursuant to WellCare’s proposed initial public offering, or such other fair market value as may be determined by the board. This grant would vest in 48 equal monthly installments following the grant date, subject to accelerated vesting in full in the event of the termination of your employment by the Company without cause within 12 months following a change of control of the WellCare group, and would otherwise be subject to the terms and conditions of the applicable WellCare option plan. We would be glad to answer any questions you may have regarding the terms of this equity grant.

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Benefits: You will continue to be eligible for all other fringe benefits offered generally to our employees, including health and dental coverage, all in accordance with the Company’s applicable plans and policies in effect from time to time.

Paid Time Off: You are eligible for paid vacation days and other paid time off in accordance with the Company’s applicable policies in effect from time to time.

You should be aware that your employment with the Company is for no specific period of time. As a result, either you or the Company are free to terminate our employment relationship at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in a written agreement signed by you and the President of the Company.

You agree that the Employment Agreement between you and the Company, dated as of July 31, 2002, terminated effective as of July 31, 2003 and is of no further force or effect (other than those provisions thereof which, by their express terms, are to remain in effect following such termination). You also acknowledge that the Company’s offer to continue to employ you as described in this letter constitutes valid consideration for your agreement to the terms hereof.

Our offer is contingent upon your signing of the enclosed Amendment to Restrictive Covenant Agreement and Non-Solicitation Agreement, and such other standard paperwork as the Company may require.

To accept this offer, please sign this letter and return it to me. This offer, if not accepted, will expire on July 15, 2004.

Please let me know if you have any questions. I look forward to continuing to work with you!

Sincerely,

Todd S. Farha
President and Chief Executive Officer

I have read and accept this employment offer.

/s/ RUPESH SHAH

Rupesh Shah

Date: 7/15/04

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